As Filed with the Securities and Exchange Commission on February 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Grab Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Media Close, #01-03/06

Singapore 138498

(Address of Principal Executive Offices)

Amended and Restated 2021 Equity Incentive Plan

2021 Equity Stock Purchase Plan

(Full title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary J. Simon

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

(212) 837-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information

Not required to be filed with this registration statement.

ITEM 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference as of their respective dates and deemed to be a part hereof:

(a) our prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on January 14, 2022, relating to the registration statement on Form F-1, as amended (Registration No. 333-261949);

(b) all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c) the description of our Ordinary Shares as contained in our registration statement on Form 8-A (File No. 001-41110), filed by us with the Commission under Section 12(b) of the Exchange Act on December 1, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed therein as “filed” with the SEC, unless we expressly indicate in such documents that they or portions thereof shall be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description of Securities

See the description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-261949).

ITEM 5. Interests of Named Experts and Counsel

None.

ITEM 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Registrant’s Amended Articles provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

The Registrant has also entered into indemnification agreements with its directors and executive officers under the laws of the Cayman Islands, pursuant to which the Registrant has agreed to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he or she became involved by reason of the fact that he or she is or was the Registrant’s director or officer. Except with respect to expenses to be reimbursed by the Registrant in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, the Registrant’s obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 (Registration No. 333-261949) filed with the Securities and Exchange Commission on December 30, 2021, as amended)

5.1	Opinion of Travers Thorp Alberga

10.1	Amended and Restated 2021 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 (Registration No. 333-261949) filed with the Securities and Exchange Commission on December 30, 2021, as amended)

10.2	2021 Equity Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-1 (Registration No. 333-261949) filed with the Securities and Exchange Commission on December 30, 2021, as amended)

23.1	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

23.2	Consent of WithumSmith+Brown, PC

23.3	Consent of KPMG LLP

24.1	Powers of Attorney (included on the signature page in Part II of this registration statement)

107	Filing Fee Table

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, on February 11, 2022.

Grab Holdings Limited

By:	/s/ Anthony Tan
Name: Anthony Tan
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Anthony Tan and Peter Oey, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of Grab Holdings Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

NAME	POSITION	DATE
/s/ Anthony Tan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 11, 2022

/s/ Peter Oey	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2022

/s/ Tan Hooi Ling	Director	February 11, 2022

/s/ John Rogers	Director	February 11, 2022

/s/ Dara Khosrowshahi	Director	February 11, 2022

/s/ Ng Shin Ein	Director	February 11, 2022

/s/ Oliver Jay	Director	February 11, 2022

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Grab Holdings Limited has signed this registration statement or amendment thereto in the city of Newark, State of Delaware, on February 11, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director